Exhibit 21

Subsidiaries and Affiliates of Innovation Economy Corporation (ieCrowd)

Olfactor Laboratories, Inc. (70.4% Ownership)

Nano Engineered Applications, Inc. (83.5% Ownership)

Breathing Technologies, Inc. (95.0% Ownership)

Innovation Economy Konnect, Inc. (100% ownership)

Innovation Economy Hub, Inc. (100% ownership)